As filed with the Securities and Exchange Commission on February 16, 2001

                                                      Registration No. 333-32816

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                   Post Effective Amendment No. 1 to Form S-1
                                   on Form S-3
             REGISTRATION STATEMENT Under THE SECURITIES ACT OF 1933

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                                AUTHORISZOR INC.
             (Exact name of registrant as specified in its charter)


              Delaware                                  7372                                75-2661571
    (State or jurisdiction of               (Primary Standard Industrial              (I.R.S. Employer
    incorporation or organization)           Classification Code Number)             Identification No.)



                                Authoriszor Inc.
                             One Van de Graaff Drive
                                    Suite 502
                      Burlington, Massachusetts 01803-5188
                                 (781) 359-9650
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                 Mr. Paul Ayres
                      Chief Executive Officer and President
                                Authoriszor Inc.
                             One Van de Graaff Drive
                                    Suite 502
                      Burlington, Massachusetts 01803-5188
                                 (781) 359-9650
            (Name, address and telephone number of agent for service)
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                                   Copies to:

            Mark D. Wigder, Esq.                       Brian M. McCall, Esq.
            Jenkens & Gilchrist,                      Dechert Price & Rhoads
        a Professional Corporation                       2 Serjeant's Inn
       1445 Ross Avenue, Suite 3200                       London EC4Y 1LT
           Dallas, Texas 75202                                England
            (214) 855-4500                             011 44 207 583 5353

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

         From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
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         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend  or  interest   reinvestment   plans,  check  the  following  box.
[X]
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         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
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         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
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         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
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         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                 Subject to Completion, dated February 16, 2001

                                2,271,933 SHARES

                              AUTHORISZOR INC. LOGO

                                  COMMON STOCK

         The selling stockholders identified in this prospectus are selling 2,271,933 shares of common stock. We are not selling any shares of our common stock under this prospectus and we will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

         Our common stock is listed on The Nasdaq Stock Market's National Market under the symbol "AUTH." On February 14, 2001, the last reported sale price for our common stock was $1.50 per share.

         The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares in the section entitled "Plan of Distribution; Selling Stockholders" on page 11.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 3.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The information in this Prospectus is not complete and may be changed. We are not using this attached Prospectus to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 16, 2001.

                                TABLE OF CONTENTS


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         Prospectus Summary.....................................................................................................1
         Risk Factors...........................................................................................................3
         Special Note Regarding Forward-Looking Statements......................................................................9
         Use Of Proceeds.......................................................................................................10
         Plan Of Distribution; Selling Stockholders............................................................................11
         Legal Matters.........................................................................................................14
         Experts...............................................................................................................15
         Where You Can Find More Information...................................................................................16
         Incorporation By Reference............................................................................................17
         Disclosure Of Commission Position On Indemnification For Securities Act Liabilities...................................18


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. This summary does not contain all the information you should consider before buying shares in the offering. You should read the entire prospectus carefully.

AUTHORISZOR INC.

         We provide a patent-pending security solution which secures corporate information while enabling businesses to provide secure access to their corporate Website and applications and to conduct secure communications over computer networks and the Internet. Our product suite and processes enable a corporation to provide secure access to the information on its Web server to its customers, suppliers, employees and public visitors from the Internet, according to their pre-determined security profile.

         We believe our solution to be innovatively different from other security solutions available today. Our solution provides security by securing a customer's Website, corporate information assets and contents offline, making this information completely inaccessible, except through the customer's Web server. This process eliminates any direct contact between the person requesting information and the corporate information assets.

         Each request for corporate information is submitted to the server. Then, by using silent security verification not apparent to the user, the Authoriszor product suite identifies, authenticates and, if authenticated, authorizes the request to proceed. To be authenticated by a server which has our product suite installed, the end user and the user's computer or terminal must be validated. Our profile selector ensures that the person requesting information is only provided with information to which such person is authorized. Validated requests for information are handled by the protected server, which creates pseudo uniform resource locators that disconnect the name of the data source and the location of the data on the corporate Web server.

         Our virtual publisher then creates a response in the form of a virtual Web page and, after ensuring that no changes have occurred in the environment or device of the person requesting information since the request was submitted, which ensures that requestor transmissions have not been intercepted nor impersonated, and that the requestor identity is still the original requestor that commenced the session, sends the requestor the Web page of information off-line, publishing it through a virtual page publishing system. Our product suite then immediately destroys the virtual Web page response that was sent to the person requesting information.

         The benefit of our product suite is that it has been designed to provide an added dimension of security to existing security products, such as:

         o        firewalls;
         o        virtual private networks;
         o        encryption;
         o        security tokens;
         o        smart cards; and
         o        biometrics.

         We have five patent applications pending in the U.S. for our Authoriszor product suite. We have attempted to extend any successful U.S. applications into the UK and other countries pursuant to the processes and procedures provided by the Paris Convention and are currently evaluating the necessity of extending any such successful U.S. patents pursuant to the Patent Cooperation treaties. We have copyrights on all aspects of the Authoriszor product suite and are in the process of applying for UK trademarks in respect of the key Authoriszor logos used for branding. We are also in the process of implementing confidentiality procedures and contractual provisions to further protect our proprietary rights. Additional protection for the software, documentation and other written materials is afforded by trade secret and, in the U.S. only, unfair competition laws. "AUTHORISZOR", SZ Logo, "A Logo" and "SECURES THE WEB" are trademarks or registered trademarks of Authoriszor or its subsidiaries in the United States and other countries.

         In addition, the Company provides a range of consulting services which enable organizations to assess their respective internet security infrastructure needs in the light of an increasing internet security risk and to help understand how the Company's software suite is designed to reduce the inherent risks associated with internet. In the event that a customer decides to install the Company's software technology, the consulting services group are able to provide implementation and knowledge transfer engagements that helps to ensure the successful installation and configuration of the software solution.

         Our predecessor was incorporated as a Colorado corporation on January 20, 1989 under the name Starlight Acquisitions, Inc. On May 10, 1996, Starlight Acquisitions, Inc. acquired Toucan Mining Plc (then named Toucan Mining Ltd.), incorporated in the Isle of Man, the holding company of a mining group operating in South America.

         On July 29, 1996, Starlight Acquisitions, Inc. was reincorporated as a Delaware corporation on under the name Toucan Gold Corporation. Effective July 15, 1999, Toucan Mining Plc sold its sole operating subsidiary to Minmet Plc, a company listed on the Irish Stock Exchange and the London Stock Exchange, in consideration for the issue of Minmet Plc ordinary shares, the grant of warrants and other consideration. On July 22, 1999, we acquired all the issued share capital of Authoriszor Limited, which was then named ITIS Technologies Limited, whose business comprised the basis of our current business. On August 25, 1999, our name was changed to Authoriszor Inc. and the name of our subsidiary was changed to Authoriszor Ltd.

         On January 12, 2000, Authoriszor Holdings Ltd., a newly created wholly-owned subsidiary of Authoriszor Inc., acquired the whole of the issued share capital of Authoriszor Ltd. as part of an intra-group re-organization.

         On January 27, 2000, we sold our wholly-owned subsidiary, Toucan Mining Plc, to Golden Ridge Group Limited for an aggregate consideration of $809,750 ((pound)500,000) in cash. On the same date, Toucan Mining Plc agreed to transfer to Authoriszor Inc. the beneficial interest in 2,000,000 shares in Minmet Plc and warrants to subscribe for ordinary shares of Minmet Plc at a price of (pound)0.08 per share for a further 7,700,000 shares in Minmet Plc for a consideration of (pound)1.

          Our principal offices are located at One Van de Graaff Drive, Suite 502, Burlington, Massachusetts 01803-5188, and our telephone number is (781) 359-9650. Our website is located at http://www.authoriszor.com. Information contained on our website or links contained on our website is not a part of this prospectus.

ASSUMPTIONS USED IN THIS PROSPECTUS

         Unless the context otherwise requires, "Authoriszor," the "Company," "we," "our," "us" and similar expressions refers to Authoriszor Inc., its subsidiaries and predecessors.

                                  RISK FACTORS

         You should consider carefully the following risks before making a decision to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock. The risk factors below do not necessarily appear in order of importance. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also impair our business operations. We have a history of losses and negative cash flow and anticipate continued losses. Since our formation, we have incurred operating losses and negative cash flow. As of December 31, 2000, we had an accumulated deficit of approximately $15,839,523. We also have experienced net losses during our entire history prior to entering the Internet security business. We anticipate that our business will generate operating losses for the foreseeable future until we are successful in generating significant additional revenues to support our level of operating expenses. We cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. To the extent we are unable to achieve profitability in the future, our business, prospects, financial conditions and results of operations will suffer.

RISKS RELATED TO OUR BUSINESS

We expect our quarterly operating results to fluctuate.

         We anticipate that our quarterly operating results will vary according to several factors, any of which could have an adverse effect on sales. We are a start-up operation in an immature market. Our revenues will initially tend to take the form of pilot projects with large organizations leading to full acceptance only on proof of our technology. This may tend to lead to an uneven revenue stream. This trend may potentially also be exacerbated by long sales lead times resulting in delays in receiving revenues.

         We will operate with low backlog levels for product license sales. Consequently, the volume of orders in a given quarter will have a significant impact on the revenues for that quarter. Since our expense levels are based on projected revenue expectations, if our backlog levels fall below those expectations, then losses may increase.

We anticipate a potential decline in margins in our market.

         As the network management and security market matures, we anticipate that there will be a move towards packaging of multiple functional elements at "less than the sum of the parts" pricing. We believe that we will not experience a decline in earnings if we can achieve our market share objectives in the early market phase and can move towards a higher level of service based revenue streams as margins decline. Failure to achieve these two objectives would have serious, long term consequences for our profitability, if any, and our share price.

Rapidly  changing   technologies  may  render  our  product  suite  obsolete  or unmarketable.

         The network management and security market is subject to rapid technological change and innovation. Customer requirements are also subject to significant short-term changes. As a result, we must continuously adapt and improve our product suite in response to changes in operating systems, application software, computer and communications hardware, network software, programming tools and computer language technology. The introduction of products embodying new technologies and the emergence of new industry standards may render some or all of our existing products obsolete or unmarketable.

         In particular, the market for Internet, Intranet and Extranet applications is very new and is evolving rapidly. Our operating results will depend upon our ability to remain abreast of these advances. We cannot assure you that we will be successful in developing new products or product enhancements that respond to technological changes and evolving industry standards. We also cannot be certain that we will not experience difficulties that could delay or prevent successful development, introduction or marketing of these products, or that the new products will adequately meet the developing needs of the market and achieve market acceptance. If we do not respond adequately to the need for developing and introducing new products or enhancements to our existing products in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition could be materially adversely affected.

Our package of software may not be accepted as a proprietary standard.

         Our future success will depend in part on the adoption of our software package as a proprietary standard by potential customers. This adoption may be jeopardized by a public perception that the use of client-side software results in a loss of flexibility and ease of access to software systems. Our view is that our package of software is a valuable tool for assuring and enhancing tight and continuing security, and that other commonly used Internet capabilities require the use of client software. In order to utilize our package of software to attain information security at a high level of confidentiality and integrity, we must persuade customers either to adopt our package of software as a proprietary standard or that our product suite will significantly facilitate migration to a more secure environment. If we do not achieve either of these objectives, then our business, operating results and financial condition could be materially adversely affected.

We face strong competition, especially in North America.

         We face strong competition, particularly in North America where the majority of our competitors are based. We expect our revenue to be derived from sales of software security products, systems integration, consulting and support services, and sales of hardware and other products. We face and expect to continue to face competition in each of these market areas from various existing and emerging information security providers. Many of these companies have greater name recognition, longer operating histories, larger customer bases and significantly greater financial, marketing, sales and other resources. We generally do not seek exclusive relationships with our business and technology partners; these partners may also compete with us from time to time. We expect to face increasing competitive pressures from our current competitors and new market entrants. We cannot accurately predict the size of our market, and if our market is not as large as we expect, our business prospects will suffer. The markets for our product suite is rapidly evolving and we cannot assure you that the Internet or common public protocols will continue to be used to facilitate communications or that the market for network management and security systems will continue to expand. Continued growth of this market will depend, in large part, upon the continued expansion of Internet usage and the number of organizations adopting or expanding intranets and upon the ability of their respective infrastructures or complementary products and services to be developed in a timely manner. Consequently, if the network management, security, Internet and intranet markets fail to grow at the rate that we anticipate, then our future business, operating results and financial condition could be materially adversely affected.

Our success depends on our ability to protect our proprietary technology.

         We rely on a combination of copyright, trademark, service mark and trade secret laws, confidentiality procedures and contractual restrictions to establish and protect the proprietary rights in our software and services. However, we will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. In addition, these legal protections only provide us with limited protection. If we litigate to enforce our rights, it would be expensive, divert management resources and may not be adequate to protect our business. Our inability to protect our proprietary technology could have a material adverse effect on our business, prospects, financial condition and results of operations.

         We may not have adequate remedies for infringement by others of our product suite. We have five patent applications pending in the U.S. for our Authoriszor product suite and we believe that such products may be patentable in the U.S. However, because patent applications in the U.S. are confidential, we cannot rule out the existence of earlier-filed patent applications for technology similar or identical to our product suite, or the possibility that another party may first secure patent protection in substantially similar technology. Therefore, we cannot guarantee that our patent applications will be successful. We may attempt to extend any successful U.S. applications into the UK and other countries through the Paris Convention and the Patent Cooperation treaties; however, patent applications for software are more difficult to obtain in some countries outside the U.S. Even where patent protection is obtained, we cannot guarantee that third parties will not oppose or otherwise challenge the patents granted. If we do not succeed in securing patents in the U.S., UK and other territories, or if any granted patent is successfully challenged, we may not be able to prevent the marketing of products similar to ours based on the underlying technology by other persons in that territory.

         We cannot assure you that others will not develop technologies that are similar or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized uses of our product suite will be difficult to prevent, and although we are unable to predict the extent to which piracy of our software products may occur, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries may not protect our proprietary rights as fully as do the laws of the U.S. and the UK. We also cannot assure you that our competitors will not independently develop similar technology.

         We may rely on technology that we license from third parties, including software that is integrated with and into our product suite and which is critical to the functionality of our product suite. Should we lose the right to incorporate such software into our product suite, we would be required to seek substitute software products, the lack of which or the use of which could negatively affect the functionality and viability of our product suite.

         We cannot assure you that third parties will not claim infringement by us with respect to current or future products. We expect that software companies will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Responding to such claims, regardless of merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could have a material adverse effect upon our business, operating results and financial condition.

         We do not have registered trademark protection for all logos we use. We do not have trademarks for any of the Authoriszor brand names/logos in the U.S. We cannot guarantee that any trademark application for the Authoriszor brand names/logos will be approved by the relevant governmental authority. Even if appropriate applications were made and approved, third parties may oppose or otherwise challenge such applications or registrations. Failure to obtain trademark registrations in the territories in which we intend to market our business could limit our ability to use the brand names/logos in those territories. While we are not aware of any encumbrances in our ownership of, or that any third parties are infringing upon our intellectual property rights and we do not believe that the Authoriszor product suite infringes upon any third party rights, the developers of the product did not give warranties to the effect that there was no third party infringement when they transferred the intellectual property to us. Our success depends on retaining our current key personnel and attracting additional personnel, particularly in the areas of management, sales and distribution, client support and technical services. Our success will depend largely on the continuing efforts of our executive officers and senior management, especially those of Paul Ayres, our President and Chief Executive Officer, and Andrew Cussons, our Chief Financial Officer. Our business may be adversely affected if the services of these officers or any of our other key personnel become unavailable to us.

         We have increased our sales and distribution and administrative staff in the UK and have built sales and distribution and administrative infrastructures in the U.S. If we fail to attract and retain qualified personnel to staff these positions, particularly in the U.S., our business and prospects will likely be adversely affected.

         We are currently expanding our technical services staff and will need to increase our staff further to support expected new clients. The initiation of new clients, the integration of our security solutions and ongoing client support can be complex. Accordingly, we need highly trained client support, technical personnel and outside consultants. Hiring client support and technical personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of our software package. Our inability to attract, hire, train or retain the number of highly qualified client support and technical services personnel that our business needs, or the inability to hire qualified outside consultants to perform these tasks, may cause our business and prospects to suffer.

Our U.S. operation may not be successful.

         We anticipate that the main market for our product suite will be the U.S. Prior to the first quarter of 2000, our operations had been based solely in the UK. We believe that our target market, the U.S., cannot successfully be penetrated, either geographically or culturally, by a small UK-based operation. Additionally, we believe that the presence of U.S.-based employees in our U.S. headquarters operation is a basic requirement for successful U.S. market penetration. Accordingly, in the first quarter of 2000, we opened a U.S. operational office. We cannot assure you that our planned U.S. operations will be successful. If we fail to access our target market quickly, we may be at a significant competitive disadvantage against our competitors. A significant threat to the achievement of our marketing goals is any delay in the time to market of our product suite. We predict that delays in the marketing program may result in an early lead being gained by one or more companies that already supply Web security products. In that case, differentiated positioning will become more important and we will need to be more explicit in our marketing or the chance of market share gain will be adversely affected. Our pricing policy will also suffer as a result of any attempt to win market share and grow brand from a weaker position. If we fail to achieve fast time to market in the U.S., our business, operating results and financial condition could be materially adversely affected.

Our product suite may be defective and we may face product liability lawsuits.

         Our product suite will be used for network management and security functions which may be critical to organizations and, as a result, the eventual sale and support of products by us may entail the risk of product liability and related claims. We intend to attempt to explicitly limit our liability in our contracts; however, we cannot guarantee that contractual limitations on liability will protect us from liability in any of the nations or states in which we do business. We currently have no product liability insurance. A product liability claim brought against us could have a materially adverse effect on our business, operating results and financial condition.

         Software products as complex as those we offer may contain undetected errors or failures when first introduced or when new versions are released and errors or failures may also emerge, once any version has been in use for some time. In particular, the personal computer hardware environment is characterized by a wide variety of non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time consuming. Despite our testing we cannot assure you that errors could not result in adverse publicity, loss or delay in market acceptance, or claims by customers against us, any of which could have a material adverse effect upon our business, operating results and financial condition.

We have a limited operating history in the area of Internet and network security.

         We have been engaged in our current Internet and network security business since July 22, 1999. Our activities have primarily been in research and development, and elements of our product suite are in an early stage of development. We have a limited operating history in the Internet and network security business upon which our performance and prospects can be evaluated. We face risks frequently encountered by developing businesses. These risks include our potential inability to compete with more established firms and to retain and maintain key personnel, as well as uncertainty as to which areas we should target for growth and expansion and as to the source of funding for operations and expansion.

Our success depends on the continued growth in use of the Internet.

         Rapid growth in the use of and interest in the Internet is a recent phenomenon. We cannot assure you that acceptance and use of the Internet will continue to develop or that a sufficient base of users will emerge to support our business. Sales of our product suite will depend largely on the widespread acceptance and increased use of the Internet as a source of information and as a vehicle for commerce and business. If use of the Internet does not continue to grow or grows more slowly than we expect, or if the Internet infrastructure does not effectively support growth that may occur, our business will be adversely affected.

         Due to the increasing popularity of the Internet, laws and regulations applicable to Internet communications, commerce, advertising and direct marketing are becoming more prevalent. The adoption or modification of such laws or regulations could inhibit the growth of Internet use and decrease the acceptance of the Internet as a communications and commercial medium, which could decrease demand for our product suite and have a material adverse effect on our business, results of operations and financial condition.

Failure to raise additional capital or generate the significant capital necessary to expand our operations and invest in new products could reduce our ability to compete and result in lower revenue

         We anticipate that our existing capital resources will enable us to maintain currently planned operations for at least the next twelve months. However, we premise this expectation on our current operating plan, which may change as a result of many factors. Consequently, we may need additional funding sooner than anticipated. Our presumed inability to raise capital would seriously harm our business and product development efforts. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or other securities, the issuance of these securities could result in dilution to our stockholders. We currently have no credit facility or committed sources of capital other than cash valued as of December 31, 2000 at approximately $19.8 million.

         To the extent operating and capital resources are insufficient to meet future requirements, we will have to raise additional funds to continue the development and commercialization of our technologies. These funds may not be available on favorable terms, or at all. If adequate funds are not available on attractive terms, we may be required to curtail operations significantly or to obtain funds by entering into financing, supply or other agreements on unattractive terms.

Our acquisitions and ventures may disrupt or otherwise have a negative impact on our business.

         We intend to enter into new business opportunities and ventures to build marketing and distribution capabilities. Typically, such opportunities require extended negotiations and the investment of a substantial amount of capital and will impose substantial burdens on our management personnel and our financial and operational systems. We cannot assure you that such venture(s) or acquisitions will be appropriately integrated or ever achieve or sustain profitability.

We face risks in foreign markets.

         We own subsidiaries, conduct operations and market our product suite internationally. Conducting business in most countries will require us to become familiar with and to comply with foreign laws, rules, regulations and customs. We have limited experience conducting foreign business and we cannot assure investors that we will be successful. Moreover, our failure to comply with foreign laws, rules and regulations of which we are not aware may harm the development of our business. Further risks are inherent in international operations, including the following:

         o        differing levels of Internet use in other countries;

         o        customers'   agreements   may  be  difficult  to  enforce  and
                  receivables difficult to collect through a foreign country's legal system;

         o        foreign customers may have longer payment cycles;

         o foreign countries may tax our foreign income and tax rates in certain foreign countries may exceed those of the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

         o intellectual property rights may be more difficult to enforce in foreign countries;

         o fluctuations in exchange rates may affect product demand and may adversely affect the profitability in US dollars of products and services provided by us in foreign markets where payment for our product suite and services is made in the local currency;

         o fluctuations in exchange rates may adversely affect the proceeds of the placement that we deposited in pound sterling denominated accounts.

         o general economic conditions in the countries in which we operate could have an adverse effect on our earnings from operations in those countries;

         o        unexpected changes in foreign laws or regulatory  requirements
                  may  occur,   which  could  interfere  with  our  business  or
                  operations;

         o compliance with a variety of foreign laws and regulations may prove difficult; and

         o an overlap of different tax structures may prove too complex to administer effectively,

         There can be no assurance that any of these factors will not have a material adverse effect on our business and results of operations.

RISKS RELATED TO OWNING OUR COMMON STOCK

The exercise of warrants and options to purchase our shares will have dilutive effect.

         There are currently outstanding warrants and options to purchase 2,896,413 shares of our common stock. There are additionally options to purchase, in the aggregate, 992,284 shares of common stock available to be issued under our 1999 and 2000 stock option plans. These options and warrants provide an opportunity for holders to profit from a rise in the market price of our shares of common stock with resulting dilution in the ownership interest held by you. Holders of these securities may opt to exercise them and receive the underlying shares of common stock at a time when we are seeking to obtain additional capital by an offering. As a result, the terms, including price, on which we may be able to obtain additional capital could be adversely affected. We have anti-takeover defenses that could delay or prevent a takeover that stockholders may consider favorable. We have 2,000,000 shares of preferred stock authorized in our Certificate of Incorporation, none of which are currently issued and outstanding. The preferred stock may be issued with such designations, rights and preferences as may be determined from time to time by our Board. Accordingly, our Board is empowered, without stockholder approval, but subject to applicable government regulatory restrictions and applicable corporate laws, including the fiduciary duties of our directors, to issue preferred stock with dividend, liquidation, conversion, voting or other rights senior to the holdings of shares of common stock. If issued, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control. Although we have no present intention to issue any additional shares of our preferred stock, we cannot assure you that we will not do so in the future.

         We are also subject to certain provisions of Delaware law (Section 203 of the Delaware General Corporation Law) which may have the effect of discouraging unsolicited takeover offers. Our stock will likely be subject to substantial price and volume fluctuations due to a number of factors, some of which are beyond our control. The market price of our shares of common stock may be subject to wide fluctuations. Reasons for future fluctuations may include variations in industry growth rates, general economic conditions, divergence in financial results from analysts' expectations, changes in earnings estimates by stock market analysts, our size relative to the market and other events and factors. Stock prices and trading volumes for many Internet-related companies fluctuate widely, often for reasons that may be unrelated to their businesses or results of operations. In addition, international stock markets have from time to time experienced extreme price and volume fluctuations which have affected the market prices of securities and which have often been unrelated to the operating performance of the companies affected.

         These broad market fluctuations, as well as general economic and political conditions, could adversely affect the market price for our shares of common stock. We are at risk of securities class action litigation and regulatory inquiry due to our expected stock price volatility. In the past, securities class action litigation and regulatory inquiries have been brought against a company following periods of volatility in the market price of its securities. In the future we may be the target of similar litigation or inquiries. Even if groundless and ultimately unsuccessful, securities litigation and regulatory inquiries may result in substantial costs and divert management's attention and resources, which may seriously harm our business, prospects, financial condition and results of operations and may also harm our reputation.

We face risks related to exchange rates.

         A proportion of our revenues are expected to be received in non-US currencies and, in particular, we anticipate that a proportion of our revenues will be received in Euros. This may give rise to an exchange risk against U.S. dollars.

         We may engage from time to time in foreign exchange hedging in respect of the principal foreign currencies in which our receivables are denominated. There can be no assurance that such hedging activities will continue or will be effective to limit the impact of any movements in exchange rates on our results or operations.

Our executive officers and directors in the aggregate control approximately 26.3% of our voting stock.

         Our directors and executive officers will together own beneficially approximately 26.3% of the issued and outstanding shares of common stock of Authoriszor Inc., including options exercisable within 60 days of the date of this prospectus by such directors and executive officers. If these stockholders were to vote all of their shares in a similar manner, they would have sufficient voting power to significantly influence the outcome of any corporate transaction or any matter submitted to the stockholders for approval, including the election of directors, mergers, consolidations or the sale of all or substantially all of our assets, and to prevent or cause a change in control.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of common stock by the selling stockholders.

                   PLAN OF DISTRIBUTION; SELLING STOCKHOLDERS

         This prospectus relates to 2,271,933 shares of our common stock that may be offered and sold from time to time by our selling stockholders. Set forth below is information provided by our selling stockholders, as of the date of this prospectus, regarding the beneficial ownership of shares of our common stock by each selling stockholder.


                                                                                                         Common Stock
                                                                                                      Beneficially Owned
                                                                                                       After Offering(2)
                                                     Number of Shares
                                                     of Common Stock              Number of
                                                    Beneficially Owned         Shares of Common
Selling Stockholders                               Prior to Offering(1)          Stock Offered       Number      Percent
--------------------                               --------------------        -----------------     ------      -------


3i plc.....................................                      68,800                  68,800           0            *
ABN AMRO Bank NV...........................                       2,500                   2,500           0            *
Alexander, David Turnbull..................                       1,373                   1,373           0            *
Alexander, Nicholas .......................                         915                     915           0            *
Allied Commercial Exports Ltd..............                       3,500                   3,500           0            *
Apax Partners & Co.........................                      28,000                  28,000           0            *
Archdream Limited..........................                       2,500                   2,500           0            *
Aros Securities AB.........................                       2,000                   2,000           0            *
Bank of Copenhagen.........................                      20,000                  20,000           0            *
Bergson, Sheila............................                       1,147                   1,147           0            *
Deutsche Asset Management..................                      28,000                  28,000           0            *
Duncan Lawrie Ltd..........................                      90,000                  90,000           0            *
Eagle & Dominion Asset Mgmt................                     105,000                 105,000           0            *
Ellis Partners Ltd.........................                      60,000                  60,000           0            *
Fiske & Co.................................                      46,000                  46,000           0            *
Freeman, Harvey............................                         682                     682           0            *
John Harold Haynes.........................                       4,500                   4,500           0            *
Index IT Partnership.......................                      76,081                  76,081           0            *
JM Finn & Co...............................                       5,000                   5,000           0            *
JO Hambro Asset Management.................                      70,000                  70,000           0            *
JO Hambro Investment Mgmt..................                       6,500                   6,500           0            *
Julius Baer Asset Management...............                     590,000                 590,000           0            *
Jupiter Asset Management...................                     340,000                 340,000           0            *
Laing & Cruickshank........................                     182,900                 182,900           0            *
Lawman, David Peter........................                         330                     330           0            *
Lewis, Gwilym Alexander Graham.............                         664                     664           0            *
Lewis, Justin Llewellyn Gareth ............                         265                     265           0            *
Lewis, Melissa Harriet Christian...........                         442                     442           0            *
Lewis, Gareth Richard Lewis................                         664                     664           0            *
Lewis, Rosemary Frances....................                         265                     265           0            *
Mangareva S.A..............................                       1,829                   1,829           0            *
Marwyn c/oRingwood Investments Ltd.........                      14,000                  14,000           0            *
Petercam s.a...............................                      50,000                  50,000           0            *
PI Capital.................................                         183                     183           0            *
Rathbone Laurence Keen Ltd.................                       4,000                   4,000           0            *
Reabourne Limited..........................                      64,000                  64,000           0            *
Rothschild Asset Management Ltd............                     102,000                 102,000           0            *
Schroder Investment Mgmt Int'l Ltd.........                      22,000                  22,000           0            *
Smith & Williamson.........................                     112,000                 112,000           0            *
SocGen Asset Management....................                      45,000                  45,000           0            *
Societe Generale Asset Management..........                       3,000                   3,000           0            *
STG Asset Management AG....................                       8,000                   8,000           0            *
Tarnhelm Securities Ltd....................                         900                     900           0            *
Taylor Young Investment Mgmt Ltd...........                      31,000                  31,000           0            *
Tolley, Julian John........................                         993                     993           0            *
R. Hadyn Silleck...........................                      37,000                  25,000      12,000            *
Peter S. Daley.............................                      35,000                  25,000      10,000            *
Jay Lutsky.................................                      97,000                  25,000      72,000            *


--------------------

*        Indicates less than 1%.

(1) Unless otherwise indicated, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of our common stock beneficially owned, subject to community property laws where applicable. Represents those shares of common stock held by the selling stockholders, if any, together with those shares that such selling stockholder has the right to acquire upon exercise of warrants or otherwise within 60 days.

(2) Because the selling stockholders may sell all or a portion of their shares of common stock pursuant to this prospectus at any time and from time to time, no estimate can be made of the number of shares of common stock that each selling stockholder may retain upon completion of the offering by the selling stockholders. Therefore, this table assumes that all shares of our common stock offered by this prospectus by each selling stockholder are actually sold. Such presentation is based on 17,526,784 shares of our common stock outstanding as of February 14, 2001.

Placement Shares

         The shares of our common stock beneficially owned by certain of our selling stockholders were acquired on February 18, 2000, in a placement of 2,727,273 shares of our common stock at a price of $11.00 per share. However, certain selling stockholders have, in the period between the effectiveness of our registration statement, and now, sold shares in accordance with the "Plan of Distribution; Selling Stockholders" section of the prospectus contained therein. The original placement was made pursuant to Regulation S under the Securities Act in the United Kingdom and Europe. In connection with the placement, we agreed to file the registration statement of which this prospectus forms a part.

         We agreed to grant certain registration rights to the holders of our shares from the placement under a Registration Rights Agreement dated February 16, 2000, entered into in anticipation of the completion of the placement. The Registration Rights Agreement provides that we are obligated to prepare and file with the Securities and Exchange Commission a registration statement of which this prospectus forms a part, with respect to the offer and sale of the shares from the placement by the holders from time to time. See "Description of Capital Stock-Registration Rights Agreement."

Warrant Shares

         The remaining shares of our common stock beneficially owned by the selling stockholders were acquired in a merger transaction involving the acquisition of Toucan Mining Plc. Certain stockholders of our predecessor, Starlight Acquisitions, Inc., received warrants to purchase our shares of common stock. The Starlight warrants entitle their holders to purchase from us, on or before the six month anniversary of the closing of the first registration of an offering of our securities pursuant to the Securities Act, 100,000 shares of our common stock at the purchase price of $4.00 per share, subject to adjustment as provided in the Warrant Agreement. These warrants have been exercised resulting in the issuance of 100,000 shares of our common stock to the warrant holders.

         Starlight warrant holders are entitled to certain "piggyback registration" rights, which, subject to certain limitations and restrictions, will permit such Starlight warrant holders to include their Starlight warrant shares in this registration statement. However, certain selling stockholders holding our warrant shares have, in the period between the effectiveness of the registration statement, of which this prospectus forms a part, and now, sold shares in accordance with the "Plan of Distribution; Selling Stockholders" section of the prospectus contained therein

         Except as specifically set forth in this prospectus, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

         We have been advised by the selling stockholders that they or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest, intend to sell all or a portion of the shares of common stock offered by this prospectus from time to time:

         o        on the NASDAQ National Market;

         o        otherwise than on the NASDAQ National Market;

         o in negotiated transactions at fixed prices which may be changed;

         o at market prices prevailing at the time of sale or at reasonably related prices or at negotiated prices; or

         o by a combination of the foregoing methods of sale, any of which may involve crosses and block transactions.

         The selling stockholders may effect such transactions by selling the shares of common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock for which such broker-dealers may act as agent or to whom they may sell as principal, or both. We are not aware as of the date of this prospectus of any agreements between any of the selling stockholders and any broker-dealers with respect to the sale of the shares of common stock offered by this prospectus. In connection with distributions of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares of common stock registered under this prospectus in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares of our common stock short and deliver the shares of common stock to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares of common stock registered under this prospectus, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders may also pledge the shares of common stock registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares of common stock pursuant to this prospectus.

         The selling stockholders and any broker, dealer or other agent executing sell orders on behalf of the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by any such broker, dealer or agent and profit on any resale of the shares of principal may be deemed to be underwriting commissions under the Securities Act. Such commissions received by a broker, dealer or agent may be in excess of customary compensation. The shares of common stock may also be sold in accordance with Section 4(1) of the Securities Act or Rule 144 and Rule 145 under the Securities Act.

         Information as to whether underwriters who may be selected by the selling stockholders, or any other broker-dealer, is acting as principal or agent for the selling stockholders, the compensation to be received by underwriters who may be selected by the selling stockholders, or any broker-dealer, acting as principal or agent for the selling stockholders and the compensation to be received by other broker-dealers, will, to the extent required by law be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares of our common stock may be required to deliver a copy of this prospectus, including the prospectus supplement, if any, to any person who purchases any of the shares of our common stock from or through such dealer or broker.

         All expenses of registration incurred in connection with the offering will be borne by us. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

         The selling stockholders will be subject to applicable provisions of the Securities Exchange Act and its rules and regulations, including without limitation, Rule 102 under Regulation M, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. Rule 102 under Regulation M provides, with certain exceptions, that it is unlawful for a selling stockholder or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling stockholder or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the foregoing may affect the marketability of the common stock. We will require each selling stockholder, and his or her broker if applicable, to provide a letter that acknowledges his compliance with Regulation M under the Securities Exchange Act before authorizing the transfer of such selling stockholder's shares of common stock.

         The selling stockholders may offer all of the shares of common stock for sale. Further, because it is possible that a significant number of shares could be sold at the same time under this prospectus, such sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

         We have agreed to indemnify the selling stockholders against certain liabilities in connection with the registration statement, of which this prospectus is a part, including certain liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the common stock offered by this prospectus has been passed upon by Jenkens & Gilchrist, a Professional Corporation.

                                     EXPERTS

         The consolidated financial statements of Authoriszor Inc. as of June 30, 2000 and 1999 and for the years then ended and for the period January 15 (date of inception) to June 30, 1997 and 2000 have been audited by Grant Thornton.

         The financial statements of WRDC Limited as of July 31, 1999 and for the year ended have been audited by Brown Butler.

         The financial statements of WRDC Limited as of July 31, 1998 and 1997 and for the years then ended have been audited by Marcus Phillips.

         Each have been included in this prospectus and in the registration statement in reliance on the authority of those firms as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.

                           INCORPORATION BY REFERENCE

         The SEC permits us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or until we terminate the effectiveness of this registration statement.

         The following documents filed with the SEC are incorporated by reference in this prospectus:

1. Our Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000, filed on February 14, 2001;

2.       Our Current Report on Form 8-K, filed on January 30, 2001;

3. Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000, filed on November 14, 2000;

4. Our Notice of Annual Meeting and Definitive Proxy Statement for the 2000 Annual Meeting of Stockholders, filed on October 10, 2000;

5. Our Annual Report on Form 10-KSB for the year ended June 30, 2000, filed on September 29, 2000;

6. The description of our common stock contained in our Registration Statement on Form 8-A, filed on May 18, 2000, including any amendments or reports filed for the purpose of updating such description; and

7. Our Current Report on Form 8-K, filed on March 8, 2000, as amended by our Current Report on Form 8-K/A, filed on May 8, 2000.

         We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference. You should direct any requests for documents to:

         AUTHORISZOR INC.
         One Van de Graaff Drive
         Suite 502
         Burlington, Massachusetts 01803-5188
         Phone: (781) 359-9650
         Fax:  (781) 359-9654

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our certificate of incorporation, as amended, and bylaws provide that we will indemnify our directors to the full extent permitted by the General Corporation Law of the State of Delaware and may indemnify our officers and employees to such extent, except that we will not be obligated to indemnify any such person with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, without our prior written consent, or for any amounts paid in settlement of an action indemnified against by us without our prior written consent.

         In addition, our certificate of incorporation, as amended, and bylaws provide that our directors will not be personally liable to us or our stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability:

         o for any breach of the director's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds; or

         o for any transaction from which the director derives an improper personal benefit.

Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances. Section 145 requires us to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was our director or executive officer or a director or executive officer of any of our affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, has no reasonable cause to believe his or her conduct was unlawful.

         We have entered into an employment agreement with Richard A. Langevin under which we agreed to indemnify Mr. Langevin and hold him harmless, at a minimum in accordance with the provisions contained in our Certificate of Incorporation and Bylaws, against any losses, claims, damages, liabilities, costs, expenses, including advancing from time to time his attorney's fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation, judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which the executive is, or is threatened to be, made a party by reason of having been our Director or officer or serving or having served at our request as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action or failure to act in an official capacity as a director, trustee, officer employee or agent, provided that we will have choice of counsel in any such action. Our obligations under such indemnification provisions will survive the termination of his employment agreement. Notwithstanding the foregoing, we will not be obligated to indemnify Mr. Langevin beyond the extent permissible under Section 145 of the Delaware General Corporation Law and other applicable law, including, without limitation, applicable securities law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by Authoriszor in connection with the registration of the common stock. All the amounts shown are estimates except for the registration fee.

         Securities and Exchange Commission registration fee.......    $19,220
         Nasdaq National Market fee................................    $95,000
         Printing and engraving expenses...........................    $81,000
         Legal fees and expenses...................................    $150,000
         Accounting fees and expenses..............................    $50,000
         Miscellaneous.............................................    $    --
                                                                        -------
         Total.....................................................    $395,220
                                                                       ========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

See "Disclosure of Commission Position on Indemnification For Securities Act Liabilities" in the prospectus.

ITEM 16. EXHIBITS.

         The  following   exhibits  are  filed  as  part  of  this  registration
statement. Exhibit numbers correspond to the exhibits required by Item 601 of Regulation S-K.

Exhibit No.                             Description

 2.1(1)           Agreement  and Plan of  Merger,  dated July 29,  1996,  by and among Toucan Gold Corporation and Starlight Acquisitions, Inc.
                  (included in Exhibit 2.1)
 2.2(2)           Share  Exchange  Agreement,  dated May 10, 1996,  by and among
                  Starlight   Acquisitions,   Inc.  and  Toucan  Mining  Limited
                  (included in Exhibit 2.1)
 2.3(3)           Share Sale Agreement  regarding ITIS Technologies  Ltd., dated
                  July 22,  1999,  by and among David J.  Blanchfield,  James L.
                  Jackson,  David R. Wray,  Barry Jones,  Ian McNeill and Toucan
                  Gold Corporation (Exhibit 10.1)
 5.1*             Opinion and  consent of Jenkens &  Gilchrist,  a  Professional
                  Corporation,  as to legality of the common  stock to be issued by Authoriszor Inc.
23.1+             Consent of Grant Thornton (UK)
23.2+             Consent of Brown Butler
23.3+             Consent of Marcus Phillips
23.4+             Consent of Jenkens &  Gilchrist,  a  Professional  Corporation
                  (included  in Exhibit  5.1)
24.1^             Power  of  Attorney  of  certain  officers  and  directors  of
                  Authoriszor Inc.


-----------

(1) Incorporated by reference to the exhibit shown in parenthesis included in our Current Report on Form 8-K, dated July 29, 1996.
(2) Incorporated by reference to the exhibit shown in parenthesis included in our Current Report on Form 8-K, dated May 13, 1996.
(3) Incorporated by reference to the exhibit shown in parenthesis included in our Current Report on Form 8-K, dated August 6, 1999.
+        Filed herewith.
*        Previously  filed  as an  exhibit  to this  registration  statement.
^        Reference is made to page II-3 of this registration statement.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this registration statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of this issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 1 to Form S-1 on Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 16th day of February, 2001.

                                        AUTHORISZOR INC.


                                        By: /s/ Paul Ayres
                                           ----------------------------------
                                           Paul Ayres,
                                           President and Chief Executive Officer


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed below by the following persons in the capacities and on the dates stated. Each of the directors and/or officers of whose signature appears below hereby appoints Paul Ayres, as his attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments, including further post-effective amendments, to this Post Effective Amendment No. 1 to Form S-1 on Form S-3, making such changes in the registration statement as appropriate, and generally to do all such things on their behalf in their capacities as directors and/or officers to enable Authoriszor Inc. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission.

                   Signature                                                Title                                    Date

             /s/ Paul Ayres
             ------------------------------     President and Chief Executive Officer and Director (Principal  February 16, 2001
             Paul Ayres                         Executive Officer)

             /s/ Andrew Cussons
             ------------------------------     Chief Financial Officer, Secretary and Director (Principal     February 16, 2001
             Andrew Cussons                     Accounting and Financial Officer)

             /s/ Raymond G. H. Seitz
             ------------------------------     Chairman of the Board                                          February __, 2001
             Raymond G. H. Seitz

             /s/ James L. Jackson
             ------------------------------     Director                                                       February 16, 2001
             James L. Jackson

             /s/ David R. Wray
             ------------------------------     Director                                                       February __, 2001
             David R. Wray

             /s/ Sir Malcolm Rifkind
             ------------------------------     Director                                                       February 16, 2001
             Sir Malcolm Rifkind

             /s/ Geoff Shingles
             ------------------------------     Director                                                       February __, 2001
             Geoff Shingles

             /s/ Don Box
             ------------------------------     Director                                                       February 16, 2001
             Don Box



                                  EXHIBIT INDEX

Exhibit No.                         Description

 2.1(1) Agreement and Plan of Merger, dated July 29, 1996, by and among Toucan Gold Corporation and Starlight Acquisitions, Inc. (included in Exhibit 2.1)
 2.2(2) Share Exchange Agreement, dated May 10, 1996, by and among Starlight Acquisitions, Inc. and Toucan Mining Limited (included in Exhibit 2.1)
 2.3(3) Share Sale Agreement regarding ITIS Technologies Ltd., dated July 22, 1999, by and among David J. Blanchfield, James L. Jackson, David R. Wray, Barry Jones, Ian McNeill and Toucan Gold Corporation. (Exhibit 10.1)
 5.1* Opinion and consent of Jenkens & Gilchrist, a Professional Corporation, as to legality of the common stock to be issued by Authoriszor Inc.
23.1+    Consent of Grant Thornton (UK)
23.2+    Consent of Brown Butler
23.3+    Consent of Marcus Phillips
23.4+    Consent of Jenkens & Gilchrist, a Professional Corporation (included in
         Exhibit 5.1)
24.1^    Power of Attorney of certain officers and directors of Authoriszor Inc.

-----------

(4) Incorporated by reference to the exhibit shown in parenthesis included in our Current Report on Form 8-K, dated July 29, 1996.
(5) Incorporated by reference to the exhibit shown in parenthesis included in our Current Report on Form 8-K, dated May 13, 1996.
(6) Incorporated by reference to the exhibit shown in parenthesis included in our Current Report on Form 8-K, dated August 6, 1999.
+        Filed herewith.
*        Previously  filed  as an  exhibit  to this  Registration  Statement.
^        Reference is made to page II-3 of this Registration Statement.